Exhibit 1.01

Tower Semiconductor Ltd.

Conflict Minerals Report

For the Year Ended December 31, 2023

This conflict minerals report for the year ended December 31, 2023 is presented to comply with Section 13(p) of the Securities Exchange Act of 1934 and Rule 13p-1 (the "Rule") and Form SD adopted thereunder. The Rule was adopted by the Securities and Exchange Commission (the "SEC") to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants for whom conflict minerals are necessary for the functionality or production of products by the registrant or contracted by the registrant to be processed (such minerals are referred to as “necessary conflict minerals”). "Conflict minerals" are defined as gold as well as columbite-tantalite (coltan), cassiterite, wolframite, or their derivatives, which are limited to tin, tantalum and tungsten (collectively referred to as “3TG Minerals”).

With respect to its necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry designed to determine whether any of its necessary conflict minerals originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country, collectively defined as the “Covered Countries”. If, based on such inquiry, the registrant knows or has reason to believe that any of its necessary conflict minerals originated or may have originated in a Covered Country and knows or has reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources, the registrant must conduct due diligence on the source and chain of custody of its necessary conflict minerals in order to determine whether such necessary conflict minerals directly or indirectly finance or benefit armed groups in the Covered Countries, and it must submit a conflict minerals report as an exhibit to its Form SD that includes a description of those due diligence measures. In accordance with the instructions and related guidance to Form SD, this conflict minerals report has not been audited by an independent private sector auditor.

The content of any website referred to in this conflict minerals report is included for general information only and is not incorporated by reference into this document.

Design and Description of Conflict Minerals Diligence Program

The due diligence efforts by Tower Semiconductor Ltd. (unless the context indicates otherwise, “Tower,” “Company,” “we,” “us” and “our” refers to Tower Semiconductor Ltd. and its consolidated subsidiaries for 2023) have been designed to conform with the framework provided by the Organization for Economic Cooperation and Development’s ("OECD’s") “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected And High-Risk Areas” (Third Edition, April 2016) (the “OECD Guidance”).

Consistent with the OECD Guidance, our due diligence in respect of 2023 consisted of a five-step process described below:

(i)	Establish Strong Company Management Systems

Tower is dedicated to corporate social responsibility and has adopted several management systems to address the issue of conflict minerals used in the processing of, and/or contained in, the wafers it processes, including:

(i)
a Company code of ethics requiring all employees, officers and directors to comply with all applicable laws, rules and regulations of the U.S., Israel and other countries (available at: https://towersemi.com/about/corporate-social-responsibility-esg/social/;

(ii)
compliance since 2014 with the Responsible Business Alliance (RBA), which is a nonprofit comprised of electronics, retail, auto and toy companies committed to supporting the rights and well-being of workers and communities worldwide affected by global supply chains. RBA members commit and are held accountable to a common Code of Conduct and utilize a range of RBA training and assessment tools to support continuous improvement in the social, environmental and ethical responsibility of their supply chains,

(iii)
a code of ethics for suppliers requiring suppliers to conduct their business in an ethical manner and act with integrity, including by ensuring that products supplied to Tower do not contain metals derived from minerals or their derivatives originating from conflict regions that directly or indirectly finance or benefit armed groups,

(iv)	a conflict minerals policy as described below, and

(v)
a team of Company employees, consisting of senior operations, engineering, QA, regulatory compliance and legal personnel, that oversees implementation of the Company's conflict minerals compliance strategy (the “Conflict Minerals Oversight Team”). In addition, senior management of the Company is periodically briefed by the Company’s Corporate Compliance Officer about conflict minerals compliance efforts.

The code of ethics for suppliers and the conflict minerals policy are each available at: https://towersemi.com/about/corporate-social-responsibility-esg/social-supply-chain/. Suppliers are required as part of the terms and conditions of their supply with the Company to comply with each such policy.

The Company’s conflict minerals policy states, in part, that the Company:

•	Avoids the use of conflict minerals that directly or indirectly finance or benefit armed groups in the Covered Countries;

•
Expects its suppliers to have in place policies and due diligence procedures that will ensure that products and components that they supply containing conflict minerals, including conflict minerals from Covered Countries, are in fact "conflict-free", meaning that they do not directly or indirectly finance or benefit armed groups in Covered Countries;

•	Requires the Company's direct suppliers to provide it with annual declarations regarding their use of conflict minerals (utilizing a format described below);

•	Reserves the right to take appropriate action to enforce its conflict minerals policy, including discontinuing purchases from suppliers that fail to comply; and

•	Is committed to responsible sourcing of conflict minerals throughout its supply chain and to continued compliance with applicable SEC rules and regulations in this area.

The conflict minerals policy also directs any questions about such policy to the Company's Corporate Compliance Officer at compliance.officer@towersemi.com.

In addition to the measures described above and in order to provide transparency within our supply chain, we have adopted the Conflict Minerals Reporting Template (the "Template” or “CMRT”) to directly survey our suppliers. The CMRT is a standardized survey tool published by the Responsible Minerals Initiative (“RMI”). RMI operates the Responsible Mineral Assurance Process (“RMAP”), a program that identifies smelters and refiners that produce responsibly sourced materials by using third-party auditors to independently verify that these smelters and refiners have systems in place to responsibly source minerals in conformance with RMAP standards.

We also include provisions in our terms and conditions attached to each purchase order we issue that require our suppliers of 3TG Minerals to (i) submit a completed CMRT in January of each year, which covers the previous calendar year, and (ii) supply only conflict-free materials to Tower. Suppliers are encouraged to use only refiners and smelters who are RMAP conformant, and, after receiving completed CMRTs from suppliers, we confirm that such refiners and smelters are in fact designated as RMAP conformant.

All responses from suppliers are recorded and stored in an electronic database and are maintained for a minimum of five years.

(ii)	Identify and Assess Risk in the Supply Chain

We have identified two primary risks regarding our suppliers, as follows: (i) not receiving timely or accurate information, and (ii) difficulty in replacing a supplier should we determine that such supplier obtained or appears to have obtained conflict minerals from sources that support armed conflict in the Covered Countries.

Because we do not purchase tungsten and tantalum directly from smelters, refiners or mines and are many steps removed in the supply chain from mining of such tungsten and tantalum, we focus our efforts on surveying our direct suppliers who were required to survey their own suppliers (i.e., our upstream suppliers) in order to receive the required information. As indicated above, we use the Template to conduct such a survey of each of our direct suppliers in order to identify and receive information regarding smelters and refiners of tungsten and tantalum in our supply chain.

Following an annual distribution of the Template to our direct suppliers of tungsten and/or tantalum or any material used in our processes that contains tungsten and/or tantalum, we follow-up to receive responses with completed CMRT from all of our suppliers. Templates submitted by such direct suppliers are reviewed for reasonableness and for missing or incomplete data, and we contact such direct suppliers as necessary to obtain clarifications or additional information where needed. Thereafter, to ensure compliance, we compare the smelters or refiners identified by those suppliers in their submitted Templates with the list of facilities designated by RMI as RMAP conformant.

As disclosed on our website, our ethics helpline is available to employees and others to report any violations of the law or violations of our codes of ethics.

(iii)	Design and Implement a Strategy to Respond to Identified Risks

Per the Company’s conflict minerals policy, we expect suppliers to have in place due diligence policies and procedures that ensure that materials that it supplies to Tower containing 3TG Minerals are in fact "conflict-free", meaning that they do not directly or indirectly finance or benefit armed groups in the Covered Countries. If at any time the Company is not satisfied with a supplier's Template responses or believes that adequate policies and procedures are not in place, it reserves the right to take appropriate action to enforce its conflict minerals policy, including discontinuing purchases from such suppliers.

In addition, the Conflict Minerals Oversight Team and Tower’s Corporate Compliance Officer are responsible for collecting and reviewing all relevant conflict minerals data and formulating a proposed corporate strategy to address any risks identified by such review. Senior management of the Company is periodically briefed by the Company’s Corporate Compliance Officer about conflict minerals compliance efforts.

By taking these steps, we manage the risks associated with our supply chain by:

-	engaging with suppliers to obtain current, accurate and complete information about their supply chains; and

-	encouraging suppliers to implement responsible sourcing policies and working with smelters and refiners that have obtained a “conflict-free” designation from a third-party auditor such as under RMAP.

Finally, we have established an escalation process to contact suppliers upon obtaining any information that indicates that such suppliers may be sourcing necessary conflict minerals from any of the Covered Countries without a "conflict free" designation. Steps considered by the Company in such instances may include requiring a contracted supplier to find an alternative source for the necessary 3TG Minerals for use in products or components supplied to the Company, obtaining confirmation that the material provided to us is “conflict free”, or, if appropriate, in light of all relevant circumstances, seeking an alternate source of supply and suspending or terminating the Company’s contractual relationship with such supplier.

(iv)	Carry Out Independent Third-Party Audit of Smelter/Refiner's Due Diligence Practices

The Template provided to our suppliers requests information on the smelters and refiners used to provide the tungsten and tantalum in the wafers we process. We do not typically have a direct relationship with smelters and refiners of such minerals and are unable to perform or direct audits of these entities within our supply chain. Instead, in order to ensure compliance, we compare information regarding refiners and smelters provided by our suppliers in their Template with lists of refiners and smelters designated by RMI as RMAP conformant.

(v)	Report Annually on Supply Chain Due Diligence

This conflict minerals report is available on our website at https://ir.towersemi.com/financial-information/sec-filings and has also been filed with the SEC.

Results of our Due Diligence Measures

Inherent Limitations on Due Diligence Measures

We believe that following the OECD Guidance and usage of the Template represents reasonable and reliable ways to gather information on the source of conflict minerals in the products  we process.

Our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals in the products we process. Our due diligence processes are based on the data received from our direct suppliers of tungsten and/or tantalum or any material used in our processes that contains tungsten and/or tantalum, which in turn is based on information received by those suppliers seeking similar data within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected through the RMAP and designations made by RMI as part of RMAP, which may not yield accurate and complete information or make accurate designations in all cases.

Supplier Chain Survey Responses

As a result of our survey regarding 2023 activity, each of two direct suppliers of tantalum and/or any material used in our processes that contains tantalum indicated that their supply chain includes smelters or refiners sourcing from the Covered Countries, as did five of our seven direct suppliers of tungsten and/or any material used in our processes that contains tungsten. However, each of the smelters and refiners identified by such suppliers as sourcing tantalum or tungsten from Covered Countries has been designated as RMAP conformant.

The table below lists the facilities identified by our direct suppliers which, to the extent known, may have processed the tantalum and/or tungsten used in the wafers we process or in our processes in 2023. All of the below listed facilities have been designated as RMAP conformant.

Tantalum:

F&X Electro-Materials Ltd.	Germany
XIMEI RESOURCES (GUANGDONG) LIMITED	India
JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Jiujiang Tanbre Co., Ltd.	CHINA
Metallurgical Products India Pvt., Ltd.	INDIA
Mitsui Mining & Smelting	JAPAN
NPM Silmet AS	Indonesia
Ningxia Orient Tantalum Industry Co., Ltd.	Germany
Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Telex Metals	Japan
Ulba Metallurgical Plant JSC	KAZAKHSTAN
Hengyang King Xing Lifeng New Materials Co., Ltd.	Indonesia
D Block Metals, LLC	UNITED STATES OF AMERICA
FIR Metals & Resource Ltd.	Indonesia
Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
XinXing HaoRong Electronic Material Co., Ltd.	Indonesia
KEMET de Mexico	Japan
TANIOBIS Co., Ltd.	THAILAND
TANIOBIS GmbH	GERMANY
Materion Newton Inc.	Japan
TANIOBIS Japan Co., Ltd.	JAPAN
TANIOBIS Smelting GmbH & Co. KG	GERMANY
Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Global Advanced Metals Aizu	JAPAN
Jiangxi Tuohong New Raw Material	Indonesia

Tungsten:

A.L.M.T. Corp.	United States Of America
Kennametal Huntsville	UNITED STATES OF AMERICA
Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Hunan Chenzhou Mining Co., Ltd.	Turkey
Japan New Metals Co., Ltd.	United States Of America
Wolfram Bergbau und Hutten AG	AUSTRIA
Xiamen Tungsten Co., Ltd.	CHINA
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	United States Of America
Jiangxi Yaosheng Tungsten Co., Ltd.	United States Of America
Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
H.C. Starck Tungsten GmbH	United States Of America
TANIOBIS Smelting GmbH & Co. KG	United States Of America
Masan High-Tech Materials	VIET NAM
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Niagara Refining LLC	UNITED STATES OF AMERICA
China Molybdenum Tungsten Co., Ltd.	United States Of America

In addition, our suppliers provided us with information regarding the countries of origin of the tantalum and tungsten supplied by certain of the above smelters and refiners, a list of which is provided below. Our suppliers did not provide specific country of origin information for certain smelters and refiners. Due to the incompleteness of this information, Tower is unable at this time to determine and describe in this report a complete list of specific countries of origin of such conflict minerals. Tower shall make commercially reasonable efforts to obtain the required information in order to make such determination.

Africa:

•	Angola
•	Burundi
•	Democratic Republic of Congo (DRC)
•	Ethiopia
•	Mozambique
•	Namibia
•	Niger
•	Nigeria
•	Rwanda
•	Sierra Leone
•	South Sudan
•	Sudan
•	Tanzania
•	Zambia
•	Zimbabwe

Asia:

•	Cambodia
•	China
•	India
•	Indonesia
•	Japan
•	Kazakhstan
•	Korea
•	Malaysia
•	Mongolia
•	Myanmar
•	Philippines
•	Singapore
•	Taiwan
•	Thailand
•	Vietnam

Europe:

•	Austria
•	Belgium
•	Estonia
•	France
•	Germany
•	Hungary
•	Ireland
•	Luxembourg
•	Netherlands
•	Portugal
•	Russia
•	Slovakia
•	Spain
•	United Kingdom (UK)

North America:

•	Canada
•	Panama
•	United States of America (USA)

South America:

•	Argentina
•	Bolivia
•	Brazil
•	Chile
•	Colombia
•	Ecuador
•	Guyana
•	Peru
•	Suriname
•	Uruguay
•	Venezuela

Oceania:

•	Australia

Future Due Diligence Measures

For the calendar year ending December 31, 2023, we have engaged in the due diligence process described above. We will also continue to attempt to validate supplier responses using information collected through independent conflict-free smelter validation programs, such as that of RMAP, and will take measures as needed to address any potential risks that are identified through these due diligence efforts.

This Form SD and conflict minerals report includes certain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The use of the words “projects,” “expects,” “may,” “plans” or “intends,” or words of similar import, identifies a statement as “forward-looking”. There can be no assurance, however, that actual results will not differ materially from our expectations or projections. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in in “Item 3. Key Information-D. Risk Factors” of our Annual Report on Form 20-F.